Exhibit 10.1

AMENDMENT NO. 3 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 3 TO RECEIVABLES PURCHASE AGREEMENT, dated as of December 10, 2004 (this “Amendment”), is by and among Convergys Funding Corporation (the “Seller”), Convergys Corporation, as initial servicer (the “Servicer”), Falcon Asset Securitization Corporation (“Falcon”), Fifth Third Bank, an Ohio banking corporation (“Fifth Third”), and JPMorgan Chase Bank, N.A., as successor by merger to Bank One, NA, a national banking association having its main office in Chicago, Illinois, as successor by merger to Bank One, Michigan (together with Fifth Third and Falcon, the “Purchasers”), and as “Falcon Agent” and “Administrative Agent”.

W I T N E S S E T H :

WHEREAS, the Seller, the Servicer, the Purchasers, the Falcon Agent and the Administrative Agent are parties to that certain Amended and Restated Receivables Purchase Agreement dated as of November 20, 2003 (as heretofore amended, the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as hereinafter forth;

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Agreement.

2. Amendments.

2.1. All references in the Agreement to “Bank One, NA” and “Bank One” are hereby replaced with “JPMorgan Chase Bank, N. A.” and “JPMorgan Chase,” respectively.

2.2. Section 9.1(f)(iii) of the Agreement is hereby amended to delete “8.00%” where it appears and substitute in lieu thereof “6.00%.”

2.3. Sections 13.1 through 13.5 of the Agreement are hereby deleted in their entirety and replaced with “[Intentionally deleted]”, all references to “Section 13.1” or “Section 13.5” are hereby replaced with “a Funding Agreement” and all references to “Section 13.6” are hereby replaced with “Section 13.1”.

2.4. The following definitions in the Agreement are hereby deleted in their entirety:

Acquisition Amount

Adjusted Liquidity Price

Defaulting Financial Institution

Falcon Residual

Falcon Transfer Price

Falcon Transfer Price Deficit

Falcon Transfer Price Reduction

Non-Defaulting Financial Institution

Non-Renewing Financial Institution

Reduction Percentage

Terminating Financial Institution

2.5. The definitions in the Agreement of the following terms are hereby amended and restated in their entirety to read, respectively, as follows:

“Concentration Limit” means, at any time:

(i) for the United States Postal Service, an amount equal to 25% of the Dollar Loss Reserve Floor; and

(ii) for any other Obligor and its Affiliates, considered as if they were one and the same Obligor, an amount equal to 25% of the Dollar Loss Reserve Floor, or such other amount (a “Special Concentration Limit”) for such Obligor and its Affiliates as may be designated by the Falcon Agent and Fifth Third from time to time; provided that any Agent, the Required Financial Institutions or Fifth Third may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit.

“Defaulted Receivable” means a Receivable (i) which has been written off Seller’s books as uncollectible in the month of determination prior to becoming 91 days past the original due date therefor, or (ii) as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payment.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which is not (1) an Affiliate of any of the parties hereto, or (2) the United States of America, any State of the United States of America, the District of Columbia or any governmental subdivision or agency of any of the foregoing (other than the United States Postal Service),

(ii) the Obligor of which is not the Obligor of (A) any Charged-Off Receivable (other than as described in clause (v) of the definition of Charge-Off Receivable) or (B) Receivables more than 25% of which are Delinquent Receivables; provided, however, that there will be excluded from Delinquent Receivables for purposes of this clause (ii) Receivables owing from the 4 largest Obligors which are more than 60 days past the original Invoice date therefor solely because of a bona fide dispute, as determined by the Servicer with the consent of the Falcon Agent and Fifth Third,

(iii) which is not a Charged-Off Receivable, a Defaulted Receivable or a Delinquent Receivable,

(iv) which by its terms is due and payable within 60 days of the original billing date therefor and has not had its payment terms extended,

(v) which is either evidenced by an Invoice in substantially the form of one of the form contracts set forth on Exhibit IX hereto or otherwise approved by the Falcon Agent and Fifth Third in writing, or if such Receivables is an Unbilled Receivable, has not been booked as an asset of the applicable Originator (without giving effect to any sale under the Transaction Documents) for more than 30 days,

(vi) which arises under a Contract: (A) which by its terms or by virtue of Section 9-404, 9-405 or 9-406 of the UCC, does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights to payment thereunder, (B) which, in the case of Contracts with the five largest Obligors of either Originator, does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the applicable Invoice and the billing provisions of such Contract unless such confidentiality provision has been waived, and (C) which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,

(vii) which arises under a Contract and, unless such Receivable is an Unbilled Receivable, under an Invoice, that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(viii) which, together with each Contract and Invoice related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy),

(ix) which satisfies all applicable requirements of the applicable Credit and Collection Policy and was generated in the ordinary course of the applicable Originator’s business,

(x) which, if such Receivable is an Installment Receivable, relates to services which have been fully performed and, if applicable, to goods which have been sold and fully shipped, provided that the aggregate Outstanding Balance of all Installment Receivables included as Eligible Receivables shall not exceed 2.5% of the aggregate Outstanding Balance of all Receivable or 0% thereof at any time while any one or more of Convergys Corporation’s senior unsecured long term debt ratings is less than BBB-from S&P or Fitch or Baa3 from Moody’s,

(xi) which arises solely from the sale of goods, the license of proprietary software or the provision of services to the related Obligor by an Originator, and not by any other Person (in whole or in part),

(xii) as to which the Falcon Agent or Fifth Third has not notified Seller that the Falcon Agent or Fifth Third has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract or an Invoice that is not acceptable to the Falcon Agent or Fifth Third, and

(xiii) which is not subject to any right of rescission or offset, any counterclaim or other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator, or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase goods the sale of which gave rise to such receivable (except with respect to sale discounts effected pursuant to the Contract or Invoice, or defective goods returned in accordance with the terms of the Contract); provided, however, that amounts owed to AT&T for telephone, internet and related services shall not be deemed an impermissible right of offset for purposes of this clause (xiii);

provided, however, that there shall be excluded from “Eligible Receivables” (A) (1) the greater of (i) $15,000,000 and (ii) the portion of any Receivable as to which a reserve has been taken or a contra account has been established in any general ledger account (including but not limited to account numbers 105202,105203, and 206124) related to accruals established for reasons related to contract negotiations and errors and omissions and (2) the portion of any Receivable as to which a Bonus Credit has been awarded (other than as specifically listed in clause (A)(1) of this proviso), and (B) an amount equal to payments received from Obligors which have not yet been identified to particular Invoices.

“Funding Agreement” means any agreement or instrument executed by any Funding Source with or for the benefit of Falcon or Fifth Third including, without limitation, that certain Asset Purchase Agreement dated as of December 19, 2004 by and among Falcon, JPMorgan Chase Bank, N.A. and the Falcon Agent, as the same may be amended, restated or otherwise modified from time to time.

“Liquidity Termination Date” means December 18, 2005.

“Loss Ratio” means, on any date of determination, the highest three-month rolling average Default Ratio over the 12-month period then most recently ended.

“Loss Reserve” means, on any date, an amount equal to the greater of (i) the Dollar Loss Reserve Floor, and (ii) the amount determined pursuant to the following formula:

2 x LR x LHR x NRB

where:

LR	=	the Loss Ratio;

LHR	=	The Loss Horizon Ratio; and

NRB	=	The Net Receivable Balance as of the last day of the month then most recently ended

2.6. The following new definition is hereby inserted in Exhibit I of the Agreement in its appropriate alphabetical order:

“Dollar Loss Reserve Floor” means, on any date of determination, (a) the Loss Reserve Floor as of the last day of the month most recently ended multiplied by (b) the Net Receivables Balance as of the last day of the month most recently ended.

“Loss Reserve Floor” means 22.5%.

3. Absence of Amortization Event or Potential Amortization Event. In order to induce the Falcon Agent, the Administrative Agent and the Purchasers to enter into this Amendment, the Seller hereby represents and warrants to the Falcon Agent, the Administrative Agent and the Purchasers that, both before and after giving effect to the amendments contained in Section 2 hereof, no Amortization Event or Potential Amortization Event exists and is continuing as of the Effective Date (as defined in Section 4 below).

4. Effective Date. This Amendment shall become effective as of the date first above written (the “Effective Date”) upon receipt by the Administrative Agent of (a) counterparts hereof duly executed by each of the parties hereto, (b) counterparts of that certain Asset Purchase Agreement dated as of December 19, 2004 by and among Falcon, JPMorgan Chase Bank, N.A. and the Falcon Agent, and (c) amended and restated Fee Letters duly executed by the parties thereto.

5. Ratification. Except as expressly modified hereby, the Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

6. Reference to Agreement. From and after the Effective Date hereof, each reference in the Agreement to “this Agreement” or to “hereof”, “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as amended by this Amendment.

7. Costs and Expenses. The Seller agrees to pay all costs, fees, and out-of- pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Falcon Agent and the Purchasers) incurred in connection with the preparation, execution and delivery of this Amendment.

8. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO.

9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

<Signature pages follow>

IN WITNESS WHEREOF, the Seller, the Servicer, the Purchasers, the Falcon and the Administrative Agent have executed this Amendment as of the date first above written.

CONVERGYS FUNDING CORPORATION

By:	/s/ Timothy M. Wesolowski
Name:	Timothy M. Wesolowski
Title:	Secretary and Treasurer

CONVERGYS CORPORATION

By:	/s/ Timothy M. Wesolowski
Name:	Timothy M. Wesolowski
Title:	Vice President and Treasurer

FIFTH THIRD BANK, AS A PURCHASER

By:	/s/ Robert O. Finley
Name:	Robert O. Finley
Title:	Vice President

FALCON ASSET SECURITIZATION CORPORATION, AS A PURCHASER

By:	/s/ Sherri Gerner
Name:	Sherri Gerner
Title:	Authorized Signer

JPMORGAN CHASE BANK N.A., INDIVIDUALLY, AS FALCON AGENT AND AS ADMINISTRATIVE AGENT

By:	/s/ Sherri Gerner
Name:	Sherri Gerner
Title:	Vice President